UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 4, 2010

eDiets.com, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-30559	56-0952883
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Corporate Drive

Suite 600

Fort Lauderdale, FL 33334

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (954) 360-9022

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On May 4, 2010, at eDiets.com, Inc.’s (the “Company”) 2010 Annual Meeting of Stockholders, the Company’s stockholders approved the eDiets.com, Inc. Amended and Restated Equity Incentive Plan (the “Plan”). The Plan became effective immediately upon stockholder approval. The Plan previously was approved by the Company’s Board of Directors, subject to stockholder approval. A description of the Plan is set forth in the Company’s Proxy Statement on Schedule 14A (the “Proxy Statement”), dated March 22, 2010, for its 2010 Annual Meeting of Stockholders in the section entitled “Proposal 4 – Approval of the Amended and Restated Equity Incentive Plan” which is incorporated by reference herein. This description is qualified in its entirety by reference to a copy of the Plan attached to the Proxy Statement as Appendix B.

Item 5.07 Submission of Matters to a Vote of Security Holders.

On June 4, 2010, the approval of two actions by written consent became effective. The first written consent, which was approved by stockholders holding 15,092,999 shares of common stock, representing 52.0% of the issued and outstanding shares, approved (1) the conversion of three notes in favor of Prides Capital Fund I, L.P. (“Prides”) into shares of common stock at a conversion rate of $1.00 per share, (2) the conversion of a note in favor of Kevin A. Richardson, II, one of the Company’s directors and an officer of Prides, into shares of common stock at a conversion rate of $1.00 per share, (3) a private placement to sell to certain insiders of the Company shares of common stock at a price of $1.00 per share, and (4) an amendment to the Company’s Certificate of Incorporation increasing the number of shares of common stock that the Company is authorized to issue from 50,000,000 shares to 100,000,000 shares. The second written consent, which was approved by stockholders holding 17,639,928 shares of common stock, representing 51.4% of the issued and outstanding shares, approved the issuance of up to 5.0 million shares of the Company’s common stock, or securities convertible into up to 5.0 million shares of the Company’s common stock, in one or more private or registered offerings, without any further stockholder action, on terms to be determined by the Company’s Board of Directors, subject to specified conditions.

Item 8.01 Other Events.

On June 4, 2010, upon effectiveness of the consent described in Item 5.07 above, the Company filed an amendment to its Certificate of Incorporation increasing the number of shares of common stock that its is authorized to issue from 50,000,000 shares to 100,000,000 shares.

On June 4, 2010, upon effectiveness of the consent described in Item 5.07 above, the Company issued to Prides 22,088,981 shares of common stock in consideration of the termination of the three outstanding notes, and the cancellation of all security interests against the Company related thereto, issued in favor of Prides. On the date of conversion, the aggregate principal amount of the three outstanding notes, plus all accrued and unpaid interest, was $22,088,981. In addition, the Company issued to Mr. Richardson 506,027 shares of common stock in consideration of the termination of the outstanding note, and all obligations of the Company related thereto, issued in favor of Mr. Richardson. On the date of conversion, the aggregate principal amount of the note, plus all accrued and unpaid interest, was $506,027.

In addition, on June 4, 2010, upon effectiveness of the consent described in Item 5.07 above, the Company issued to Mr. Richardson, Kevin N. McGrath, the Company’s CEO and one of its directors, and Lee S. Isgur, one of the Company’s directors, 200,000 shares, 200,000 shares and 100,000 shares, respectively, of common stock of the Company at a price of $1.00 per share.

A copy of the press release issued by the Company announcing the debt conversions and the private placement is furnished as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

As described in Item 8.01 of this Current Report on Form 8-K, the following exhibit is furnished as part of this Current Report.

Exhibit No.	Description
99.1	Press release issued by eDiets.com, Inc. on June 7, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eDiets.com, Inc.

Date: June 8, 2010	By:	/s/ Kevin N. McGrath
Kevin N. McGrath President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Exhibit Title
99.1	Press release issued by eDiets.com, Inc. on June 7, 2010.